UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2021

SERES THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37465	27-4326290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Sidney Street - 4th Floor Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 945-9626

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	MCRB	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreements with Executive Officers

On January 29, 2021, Seres Therapeutics, Inc. (the “Company”), entered into amended and restated employment agreements (each, an “Amended Employment Agreement”) with each of Eric D. Shaff, the Company’s President and Chief Executive Officer, Thomas J. DesRosier, the Company’s Chief Legal Officer, Executive Vice President and Secretary, and Matthew R. Henn, Ph.D., the Company’s Executive Vice President and Chief Scientific Officer.

Under the Amended Employment Agreement with Mr. Shaff, in the event Mr. Shaff’s employment is terminated by the Company without cause or he resigns for good reason, each within the meaning of and under the Amended Employment Agreement, he will be entitled to receive 18 months of continued base salary, up to 18 months of continued medical, dental or vision coverage pursuant to COBRA, if elected, and immediate vesting of any time-based equity awards that would have otherwise become vested solely as a result of Mr. Shaff’s continued service during the twelve month period following his termination of employment. The Amended Employment Agreement provides that, upon any such termination within 60 days prior to or 12 months following a change in control of the Company, in lieu of the benefits described in the previous sentence, Mr. Shaff is entitled to accelerated vesting of his time-based equity awards, 18 months of continued base salary, up to 18 months of continued medical, dental or vision coverage pursuant to COBRA, if elected, and a lump sum cash amount equal to 1.5 times his target bonus for the year of termination.

Under the Amended Employment Agreements with each of Mr. DesRosier and Dr. Henn, in the event of a termination by the Company other than for cause or by the executive for good reason, each within the meaning of and under the Amended Employment Agreement, the executive will be entitled to receive 12 months of continued base salary and up to 12 months of continued medical, dental or vision coverage pursuant to COBRA, if elected. The Amended Employment Agreement provides that, upon any such termination within 60 days prior to or 12 months following a change in control of the Company, in lieu of the benefits described in the previous sentence, the executive is entitled to accelerated vesting of his time-based equity awards, 12 months of continued base salary, up to 12 months of continued medical, dental or vision coverage pursuant to COBRA, if elected, and a lump sum cash amount equal to 1.0 times his target bonus for the year of termination.

Each executive’s right to receive the severance payments described above is generally subject to the executive executing and not a general release of claims in favor of the Company and continue to comply with applicable restrictive covenants.

The foregoing descriptions of the Amended Employment Agreements with Mr. Shaff, Mr. DesRosier and Dr. Henn do not purport to be complete and are qualified in their entirety by reference to the full amended and restated employment agreements, copies of which are attached as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of January 29, 2021, between Seres Therapeutics, Inc. and Eric D. Shaff

10.2	Amended and Restated Employment Agreement, dated as of January 29, 2021, between Seres Therapeutics, Inc. and Thomas J. DesRosier

10.3	Second Amended and Restated Employment Agreement, dated as of January 29, 2021, between Seres Therapeutics, Inc. and Matthew R. Henn, Ph.D.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERES THERAPEUTICS, INC.

Date: February 1, 2021	By:	/s/ Thomas J. DesRosier
	Name:	Thomas J. DesRosier
	Title:	Chief Legal Officer and Executive Vice President